Exhibit 10.33

Openwave Systems Inc.

Fiscal Year (FY) 2008

Corporate Incentive Plan (CIP)

Table of Contents

1.	Plan Objective	2
2.	Incentive Compensation Periods	2
	2.1 Performance Periods	2
3.	Incentive Compensation Payout	2
4.	Calculation Example	3
5.	CIP Replacement Bonus	3
6.	Plan Administration	3
	6.1 Eligibility	3
	6.2 Eligible Earnings	3
	6.3 Transfers between CIP and other Company incentive compensation plans	4
	6.4 Terminations	4
	6.5 Payout Timing	4
	6.6 Deductions	4
	6.7 Reservation of Right to Amend the Plan	4
	6.8 Company Authority and Employment at Openwave	4
	6.9 Key Contacts	4
7.	Plan Administration	5

Openwave Systems Inc.	CIP FY2008	Page 1 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2008

Corporate Incentive Plan (CIP)

1. Plan Objective

The primary objective of Openwave’s Corporate Incentive Plan (CIP) is to incent and reward employees for their contribution to the profitability and success of Openwave. Openwave is committed to sharing its success directly with the employees who make it possible. The CIP is designed to reward employees when the Company achieves certain financial objectives. Openwave believes its financial targets are most likely to be achieved when all employees work together and that teamwork will be the natural result of a corporate-based incentive compensation plan.

2. Incentive Compensation Periods

The CIP is an incentive plan, which will be funded only if the Company achieves certain financial and profitability objectives. These objectives are set out below in Section 3 and the success of the CIP is driven by the combined performance of all functional units as well as by individual contributions.

2.1 Performance Periods

Performance Periods under the FY2008 CIP are:

•	Q1 FY2008: July 1, 2007 through September 30, 2007

•	Q2 FY2008: October 1, 2007 through December 31, 2007

•	Q3 FY2008: January 1, 2008 through March 31, 2008

•	Q4 FY2008: April 1, 2008 through June 30, 2008

3. Incentive Compensation Payout

Actual Eligible Base Pay Earnings (for the Performance Period)	X	Target Incentive %	X	Company Performance Modifier	=	Payout

Note: Payout under the CIP is capped at a maximum payout of 150% of target incentive pay.

Where:

•	Actual Eligible Base Pay Earnings refer to the gross base pay earnings for each Participant during the Performance Period.

•	Target Incentive %—Incentive target opportunities are expressed as a percentage of the Actual Eligible Base Pay Earnings based on each Participant’s job framework level as follows:

Job Framework Level	Target Incentive %
H	35%
G	25%
E, F	15%
A, B, C, D	10%

•	Company Performance Modifier

Company’s financial objectives are expressed through the Company Performance Modifier which is measured by Operating Profit and Revenue targets. The maximum percentage achievable under the Company Performance Modifier is 150%. The Company Performance Modifier is plotted on the following matrix:

Openwave Systems Inc.	CIP FY2008	Page 2 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2008

Corporate Incentive Plan (CIP)

Revenue Achievement %	<80%	80%	90%	100%	110%	125%
Percentage Payout Against Target	0%	50%	75%	100%	120%	150%
Operating Profit* Achievement %	<80%	80%	90%	100%	110%	125%
Percentage Payout Against Target	0%	50%	75%	100%	120%	150%
*Operating Profit is determined on a non-GAAP basis before CIP payout

The Company Performance Modifier is equal to:

Revenue % Payout Against Target x 50% + Operating Profit % Payout Against Target x 50%

Note: Modifiers for achievement over 100% will only be applied when Openwave is profitable at non-GAAP net income level (with the accelerated payouts included).

4. Calculation Example

Presume the following achievements:

•	Q1 FY2008 Performance Period (July 1—September 31)

•	Revenue Achievement % is at 100% of target, resulting in a payout at 100%

•	Operating Profit Achievement % is at 105% of target, resulting in a payout at 110%

•	The Company Performance Modifier is equal to:

100% x 50% + 110% x 50% = 105%

•	Employee’s Annual Salary is $100,000 and Actual Eligible Base Pay Earnings for Q1 Performance Period is $25,000

Participant	Actual Eligible Base Pay Earnings for the Performance Period (Q1)	Job/Level	Target Incentive %	Target Incentive Amount	Company Performance Modifier	Actual Payout to Participant for Q1
Employee 1	$25,000	Software Engineer.5162C	10% (for Level C)	$2,500	105%	$2,625

Note: For FY2008, in the event that the company does not meet its revenue and operating profit targets for CIP, there will still be a CIP Replacement Bonus guaranteed quarterly pay out of 50% of CIP target.

5. CIP Replacement Bonus

For each quarter of FY2008, in the event the Company does not meet its revenue and operating profit targets under the CIP which would result in no CIP payouts, the Company will provide CIP eligible employees with a “CIP Replacement Bonus” equal to 50% of their CIP target for the applicable quarter. Please note—the CIP Replacement Bonus only applies for the FY2008 Corporate Incentive Plan Year.

6. Plan Administration

6.1 Eligibility

An employee will be considered as an eligible CIP Participant (“Participant”) if all of the following apply:

•	Not a Participant under any other Openwave incentive compensation plan;

•	Hired on or before last BUSINESS day of the first month of a Performance Period;

•	Employed at the end of a Performance Period (employed on the last BUSINESS day of the performance period)—see paragraph 6.4 below.

6.2 Eligible Earnings

Each Participant’s payout opportunity is expressed as a percentage of the Participant’s Actual Eligible Base Pay Earnings. Participants hired within the first month of a Performance Period or on approved leave of absence during any part of the Performance Period will be eligible for a prorated payout based on the Participant’s Actual Eligible Base Pay Earnings for the Performance Period.

Openwave Systems Inc.	CIP FY2008	Page 3 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2008

Corporate Incentive Plan (CIP)

6.3 Transfers between CIP and other Company incentive compensation plans

Employees whose job change results in a change of plan eligibility (e.g. employee moving to/from the CIP to another Company incentive/sales compensation plan or vice versa) will be eligible for a CIP payout on a prorated basis, based on the time/length of service in a CIP eligible job.

6.4 Terminations

Participants will not be eligible for a CIP payout if a Participant’s employment is terminated for any reason, including but not limited to, voluntary resignation, reduction in force or termination for performance or cause before the last BUSINESS day of a Performance period (e.g. before September 28, 2007, December 28, 2007, March 28, 2008, June 27, 2008; if the last BUSINESS day of a Performance Period is a company’s recognized holiday, then the day before.)

Exception: if a Participant is terminated during a Performance Period and is thereafter rehired during the same Performance Period, the Participant will be credited with prior service and will be eligible for a payout based on the prorated eligible earnings during the Performance Period.

6.5 Payout Timing

Payouts from the Corporate Incentive Plan typically occur no later than 2 months after the end of the Performance Period.

In the event that a Participant dies during a Performance Period or prior to the CIP payout date, the Participant’s beneficiary or estate will be entitled to the payout, if any, that would have been attributable to the Participant.

6.6 Deductions

Local, state and federal withholding and tax deductions will be deducted from the gross CIP payout at the supplemental tax rate, as well as any other individual employee elections for deductions.

6.7 Reservation of Right to Amend the Plan

Openwave continues to undergo a thorough review of its corporate processes as part of Openwave’s commitment to fully comply with the Sarbanes Oxley Act. As Openwave continues to assess it’s compliance with the Sarbanes Oxley Act, it is understood that changes to Openwave’s processes may be required and that such changes may ultimately affect the Company’s incentive compensation payout process. In the event such changes are required for compliance with the Sarbanes Oxley Act, legal laws and/or relevant accounting principles, Openwave hereby reserves the right to amend this Plan as necessary to ensure compliance.

6.8 Company Authority and Employment at Openwave

Openwave may, upon 30 days notice to effected Participants, change or terminate this CIP.

Nothing in this CIP creates or is intended to create a promise or representation of continued employment or an expectation that any amount of compensation referred to in the Plan will be due to Participants.

6.9 Key Contacts

If you have any questions regarding this plan, please contact your manager or HR Business Partner.

Openwave Systems Inc.	CIP FY2008	Page 4 of 5

Openwave Systems Inc.

Fiscal Year (FY) 2008

Corporate Incentive Plan (CIP)

7. Plan Administration

Q:	My employee’s eligible earnings are less then her quarterly salary? Why?
A:	There may be several reasons for that. The following events may be reducing eligible earnings:

-	Unpaid Leave of Absence

-	Hire date after the beginning of the performance period

-	Transfers between the compensation plans (from or to Sales Incentive or other variable pay plans)

If your employees believe that their eligible earnings are incorrect, please ask them to login and check their payroll via Payroll Workcenter (US employees only—http://workcenter.probusiness.com/) and/or check with their payroll contacts in their respective countries. The following earnings codes are included in the Eligible Earnings calculation: Salary, Regular, Hourly, Unpaid (usually a negative number that will reduce your earnings), Retro, Vacation, Holiday and FloatHol. Please contact your HR Business Partner if any corrections need to be made.

Q:	Does employee’s personal performance affect the size of the incentive payout?
A:	Our financial targets can be achieved when all employees work together—so better teamwork can produce higher plan payouts for everybody. However, individual performance evaluations will not change the payout amount in the FY2008 plan.

Q:	When will payouts from CIP occur?
A:	Presuming the Corporate Incentive Plan pool is funded, payouts under the plan typically occur within two months following the end of the Performance Period.

Q:	What happens if an employee changes jobs within the Company during the CIP Performance Period?
A:	If the job change results in the change of the plan eligibility (e.g. move from a sales job to an engineering job), the eligible earnings will be prorated. If the job change results in the job framework level change, the target incentive % will be calculated based on the job framework level at the end of the Performance Period.

Q:	What exactly does non-GAAP mean?
A:	Openwave publicly reports its financial information in accordance with US Generally Accepted Accounting Principles (GAAP). To facilitate easier comparison of the company’s operating performance, Openwave also presents financial information that may be considered “non-GAAP financial measures”. The items that are classified as “non-GAAP financial measures” are non-operating in nature or non-recurring one-offs.

Q:	Why are the modifiers for achievement over 100% only applied when Openwave is profitable at non-GAAP net income levels?
A:	The reason we need to use the non-GAAP measures is to ensure that the company is profitable before we can pay out the multipliers. i.e. we take out non operating in nature or non recurring one-offs.

Q:	If Openwave does not meet its targets for CIP, does this mean I still get some money?
A:	Yes, we have in place a guaranteed CIP Replacement Bonus payout in the event that the company does not meet its revenue and operating profit targets for CIP and it amounts to 50% of your CIP Target. For example, if an eligible employee’s Actual Eligible Base Pay Earnings for the Performance Period (Q1) is $40,000 and his/her Openwave Corporate Bonus Program (“CIP”) Target Incentive Percentage is 25%, the employee’s guaranteed replacement bonus payout is ($40,000 x 25% x 50%) = $5,000.

Q:	If we have a CIP payout, will I also be paid the guaranteed replacement bonus payout?
A:	No, employees are eligible for either a CIP payout or the CIP replacement bonus payout. The CIP Replacement Bonus payment is only payable in the event the Company does not meet its revenue and operating profit targets and, as a result, there are no CIP payouts.

Openwave Systems Inc.	CIP FY2008	Page 5 of 5